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                                                                      EXHIBIT 21



                         List of Material Subsidiaries
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PCC Energy Inc. (Alberta, Canada corporation)
PCC Energy Limited (Alberta, Canada corporation)
PCC Energy Corp. (Alberta, Canada corporation)
Fidelity Gen Systems, Inc. (Oklahoma corporation)